                                                                    EXHIBIT 99.4

                                   MEMORANDUM



TO:              Holders of Telesend, Inc. Stock Options

FROM:            Cisco Systems, Inc.

DATE:            March 3, 1997

RE:              Assumption of Stock Options
_________________________________________________________________


                 As you know, Telesend, Inc. ("Telesend") was recently acquired by Cisco Systems, Inc. ("Cisco") through a merger effected on March 3, 1997 (the "Merger").

                 In connection with this transaction, Cisco has assumed all of your outstanding Telesend stock options so that those options now cover shares of Cisco common stock. Several additional changes to your options were also made as part of the assumption process. These changes are set forth in the Stock Option Assumption Agreement attached hereto and may be summarized as follows:

                 1. The number of shares of Cisco common stock subject to your option has been adjusted to reflect the ratio at which your shares of Telesend common stock were exchanged for shares of Cisco common stock in the merger. The ratio was 0.066894 of a share of Cisco common stock for each Telesend share (the "Exchange Ratio"). As a result, the number of Cisco shares now subject to your option is equal to the number of Telesend shares that were subject to your option immediately before the Merger, multiplied by the Exchange Ratio and rounded down to the next whole share.

                 2. The aggregate exercise price payable for the shares of Cisco common stock now subject to your option is the same as the price that was in effect for the shares of Telesend common stock purchasable under your option immediately prior to the Merger. However, the exercise price per share has been adjusted to reflect the Exchange Ratio. Accordingly, the exercise price per share in effect under your option immediately before the Merger has been divided by
         0.066894 to establish the price per share payable for the Cisco common stock.
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                 3.       No change has been made to the vesting schedule in
         effect for your option. Your Cisco option will continue to vest in accordance with the same installment vesting schedule in effect under your Telesend option, with the number of Cisco shares subject to each such installment adjusted to reflect the Exchange Ratio. However, you will now earn vesting credit not only for the period you continue in employment or service with Telesend after the Merger but also for any period of service you may complete with Cisco or any other Cisco subsidiary should you subsequently transfer within the Cisco organization.

                 Attached are two (2) copies of the Stock Option Assumption Agreement pursuant to which Cisco has assumed your Telesend options with the adjustments discussed above. Please review the agreement carefully so that you understand your rights to acquire Cisco shares. You should contact David Martin of Cisco at (408) 526-4000 if you have any questions. After you have reviewed the agreement, please sign one copy and return it to Mr. Martin in the pre-addressed envelope enclosed.

                 The other copy of the Stock Option Assumption Agreement should be attached to your existing option documentation so that you will have a complete record of all the terms and provisions applicable to your option as now assumed by Cisco.





                                       2.
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                       STOCK OPTION ASSUMPTION AGREEMENT

OPTIONEE: 1~
NUMBER OF TELESEND SHARES: 2~
GRANT DATE: 4~
ORIGINAL EXERCISE PRICE PER SHARE: $ 0.40

                 STOCK OPTION ASSUMPTION AGREEMENT issued as of the 3rd day of March 1997 by Cisco Systems, Inc., a California corporation ("Cisco").

                 WHEREAS, the undersigned Optionee was previously granted the stock option described above (the "Option") to purchase shares of the common stock of Telesend, Inc., a California corporation ("Telesend"), pursuant to the Telesend 1995 Stock Option Plan (the "Plan"), and such option is evidenced by a Stock Option Agreement (the "Option Agreement") between Telesend and Optionee.

                 WHEREAS, Telesend has been acquired by Cisco (the "Merger"), pursuant to (i) the Agreement and Plan of Reorganization dated as of February 18, 1997, by and among Cisco and Telesend and (ii) the Agreement of Merger between Cisco and Telesend dated as of March 3, 1997 (collectively the "Merger Agreements").

                 WHEREAS, the provisions of the Merger Agreements require Cisco to assume all obligations of Telesend under all options outstanding under the Plan at the consummation of the Merger and to issue the holder of each outstanding option an agreement evidencing the assumption of such option.

                 WHEREAS, pursuant to the provisions of the Merger Agreements, the exchange ratio in effect for the Merger is 0.066894 of a share of Cisco common stock ("Cisco Stock") for each outstanding share of Telesend common stock (the "Exchange Ratio").

                 WHEREAS, this Agreement is to become effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to the Optionee's outstanding options under the Plan which have become necessary by reason of the assumption of those options by Cisco in connection with the Merger.

                 NOW, THEREFORE, it is hereby agreed as follows:

                 1. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of Telesend under the Option and hereby agrees to issue up to the number of shares of Cisco common stock indicated below upon (i) the exercise of that Option in accordance with the provisions of the Option Agreement (as supplemented hereby) and (ii) the payment of the adjusted exercise price per share set forth below.





                                       3.
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
                       TELESEND                                                CISCO
                     STOCK OPTION                                         ASSUMED OPTION

        # OF SHARES                                            # SHARES
          TELESEND                   EXERCISE                    CISCO                 ADJUSTED EXERCISE
        COMMON STOCK               PRICE/SHARE               COMMON STOCK                 PRICE/SHARE
        ------------               -----------               ------------                 -----------
             2~                       $ 0.40                      3~                          $


                 2. The number of shares of Cisco Stock purchasable under the Option hereby assumed (the "Assumed Option") and the exercise price per share payable thereunder have been adjusted to reflect the Exchange Ratio at which the outstanding shares of Telesend common stock have been converted into shares of Cisco Stock on the consummation of the Merger. The intent of such adjustments is to assure that spread between the aggregate fair market value of the shares of Cisco Stock purchasable under the Assumed Option and the aggregate exercise price as adjusted hereunder payable for such shares will, immediately after the Merger, substantially equal the spread which existed immediately prior to the Merger between the then aggregate fair market value of the Telesend common stock subject to the Option as hereby assumed and the aggregate exercise price in effect at such time under the Option. Such adjustments are also designed to preserve, on a per share basis immediately after the Merger, the same ratio of fair market value per option share to exercise price per share which existed under the Option immediately prior to the Merger.

                 3. All references to the "Company" in the Option Agreement and in the Plan (as incorporated into such Option Agreement) shall be deemed to refer to Cisco, all references to "Stock" shall be deemed to refer to the shares of Cisco Stock, and all references to the "Committee" and "Board" shall mean the Compensation Committee of the Cisco Board of Directors, and the Cisco Board of Directors, respectively. For purposes of determining the holding period of any shares of Cisco common stock delivered in payment of the exercise price of the Assumed Option, the period for which such shares were held as Telesend common stock prior to the Merger shall be taken into account.

                 4. The Assumed Option shall continue to have a maximum ten (10)-year term measured from the original grant date of the Option, and all references to the "Date of Option Grant" in the Option Agreement shall continue to relate to that original grant date. The Assumed Option, however, shall be subject to earlier termination in accordance with Paragraph 7 of the Option Agreement should the Optionee's Service with Cisco terminate. However, for all purposes of the Option Agreement, the Optionee shall be deemed to continue in "Service" status for so long as such individual continues in the service





                                       4.
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of Cisco or any Cisco parent or subsidiary corporation now or hereafter existing, including (without limitation) Telesend, as an employee, non-employee member of the board of directors or independent consultant or advisor.

                 5. All notices to the Company required or permitted to be given to the Company pursuant to the provisions of the Option Agreement shall be given to Cisco at the following address:

                          Cisco Systems, Inc.
                          170 West Tasman Drive
                          San Jose, CA  95134
                          Attention:  Mr. David Martin

                 6. Except to the extent specifically modified by this Stock Option Assumption Agreement, all of the terms and conditions of the Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

                 IN WITNESS WHEREOF, Cisco has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly- authorized officer as of the 3rd day of March 1997.


                                           CISCO SYSTEMS, INC.


                                           By:  ________________________________

                                           Title: _____________________________





                                       5.
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                                 ACKNOWLEDGMENT


                 The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to the Option as assumed by Cisco Systems, Inc. are as set forth in the Option Agreement, the Plan and such Stock Option Assumption Agreement.


                                                  ______________________________
                                                               OPTIONEE


Dated: __________________





                                       6.